As filed with the U.S. Securities and Exchange Commission on May 28, 2020
Registration No. 333-168563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMPLOYERS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	04-3850065 (I.R.S. Employer Identification Number)

10375 Professional Circle Reno, Nevada (Address of Principal Executive Offices)	89521 (Zip code)

Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 7, 2010
Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 1, 2020
(Full title of the plan)

Lori A. Brown
Executive Vice President,
Chief Legal Officer & General Counsel
Employers Holdings, Inc.
10375 Professional Circle
Reno, NV 89521
(Name and address of agent for service)

(888) 682-6671
(Telephone number, including areas code, of agent for service)

Copies to:
Douglas K. Schnell
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	3,500,000 shares	N/A	N/A	N/A
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock, $0.01 par value per share (the “Common Stock”) of Employers Holdings, Inc., a Nevada corporation, as may from time to time become issuable under the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 1, 2020 (the “Amended Equity Plan”) and the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 7, 2010 (as amended and restated May 21, 2015, the “2010 Equity Plan”) in connection with any stock split, stock dividend or similar transaction. As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) is being filed to provide that all remaining shares of Common Stock originally registered upon the filing of the registration statement on Form S-8 (File No. 333-168563) filed with the Securities and Exchange Commission on August 5, 2010 (the “Prior Registration Statement”) for issuance under the 2010 Equity Plan may be issued under the 2020 Equity Plan once they are no longer issuable pursuant to the 2010 Equity Plan.
(2) The filing fee for the registration of the offer of shares of Common Stock under the 2010 Equity Plan was paid in full upon the filing of the Prior Registration Statement. Pursuant to Compliance and Disclosure Interpretation Question 126.43, no filing fee is required for this Post-Effective Amendment.

EXPLANATORY NOTE
Employers Holdings, Inc., a Nevada corporation (the “Registrant”), previously filed its registration statement on Form S-8 (File No. 333-168563) with the Securities and Exchange Commission (the “Commission”) on August 5, 2010 (the “Prior Registration Statement”) with respect to 3,500,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 7, 2010 (as amended and restated May 21, 2015, the “2010 Equity Plan”).
On May 28, 2020 (the “Approval Date”), the Registrant’s stockholders approved the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 1, 2020 (the “Amended Equity Plan”). In connection with such adoption, no further awards will be made under the 2010 Equity Plan. Pursuant to the terms of the Amended Equity Plan, any shares of Common Stock that were subject to outstanding awards under the 2010 Equity Plan that are subsequently not issued or delivered to a participant for any reason will become available for issuance under the Amended Equity Plan (such shares, the “Rollover Shares”).
The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to the Commission’s Compliance and Disclosure Interpretation Question 126.43 to amend the Prior Registration Statement to cover the issuance of (1) the Rollover Shares under the Amended Equity Plan (as such shares would no longer be issuable under the 2010 Equity Plan) and (2) all remaining shares of Common Stock originally registered upon the filing of the Prior Registration Statement. For the avoidance of doubt, the Registrant is not registering any additional shares of Common Stock that were not previously approved by the Registrant’s stockholders as of the Approval Date.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission (File No. 000-29187-87) by the Registrant, are incorporated by reference into this registration statement, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2020 Annual Meeting of Stockholders;
•Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020;
•Current Reports on Form 8-K filed on February 13, 2020, February 19, 2020, March 12, 2020, and April 23, 2020; and
•The description of our common stock contained in the registration statement on Form 8-A relating thereto, filed on January 3, 2007, as amended by the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

Each document filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.
Any statement contained in this registration statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers
Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must not be found to have breached his or her fiduciary duties with such breach involving intentional misconduct, fraud or a knowing violation of the law or must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 78.7502 of the Nevada Revised Statutes also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred in connection with the defense.
Section 78.751 of the Nevada Revised Statutes permits a corporation, in its articles of incorporation, bylaws or other agreement, to provide for the payment of expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.
Section 78.752 of the Nevada Revised Statutes permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of the corporation's officers, directors, employees or agents, or any persons serving in certain capacities at the request of the corporation, for any liability and expenses incurred by them in their capacities as officers, directors, employees or agents or arising out of their status as such, whether or not the corporation has the authority to indemnify him, her or them against such liability and expenses.
In addition to any other rights of indemnification to which our officers or directors may be entitled, our articles of incorporation require us to pay the expenses incurred by our officers and directors in defending a civil or criminal action, suit or proceeding involving alleged acts or omissions of such officer or director in his or her official capacity as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us. Additionally, our bylaws require us, subject to certain exceptions, to indemnify our officers and directors to the fullest extent permitted by Nevada law.
The employment agreements that we or one of our subsidiaries have entered into with certain of our or their respective employees generally provide for indemnification of such employees to the fullest extent permitted by Nevada law and the articles of incorporation and bylaws of such companies. Additionally, each employee is generally entitled to have us pay all expenses, including fees of an attorney selected and retained by us to represent the employee, actually and necessarily incurred by the employee in connection with the defense of any act, suit, or proceeding and in connection with any related appeal, including the cost of court settlements.
To the extent that our Board of Directors or stockholders may in the future wish to limit or repeal the ability to indemnify our directors, officers and employees, such repeal or limitation may not be effective as to directors and officers who are currently parties to the aforementioned employment agreements because their rights to full protection are contractually assured by such agreements. It is anticipated that similar agreements may be entered into, from time to time, with our or our subsidiaries' future directors, officers, managers and employees.
We maintain, at our expense, a policy of insurance that insures our directors and officers, subject to customary exclusions and deductions, against specified liabilities that may be incurred by such individuals in those capacities.

Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Employers Holdings, Inc., incorporated by reference to Employers Holdings, Inc.'s Form 10-K for the fiscal year ended December 31, 2018, filed February 28, 2019 (File No. 001-33245).

4.2	Amended and Restated Bylaws of Employers Holdings, Inc., incorporated by reference to Employers Holdings, Inc.'s Form 8-K filed June 13, 2018 (File No. 001-33245).
5.1*	Opinion of Lori A. Brown.
10.1
Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 7, 2010, incorporated by reference to Employers Holdings, Inc.'s Form 8-K filed May 22, 2015 (File No. 001-33245).

10.2*	Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 1, 2020.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Lori A. Brown (included in the opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this registration statement).
*Filed herewith
Item 9.  Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act or that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any Registrant pursuant to the indemnification provisions described herein, or otherwise, each Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on May 28, 2020.
EMPLOYERS HOLDINGS, INC.
By: /s/ Michael S. Paquette
        Michael S. Paquette
        Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas D. Dirks, Michael S. Paquette and Lori A. Brown, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been duly signed by the following persons in the capacities indicated on May 28, 2020.

Signature	Title

/s/ Douglas D. Dirks	President and Chief Executive Officer, Director (Principal Executive Officer)
Douglas D. Dirks

/s/ Michael S. Paquette	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Michael S. Paquette

/s/ Richard W. Blakey	Director
Richard W. Blakey

/s/ Prasanna G. Dhoré	Director
Prasanna G. Dhoré

/s/ João (John) M. de Figueiredo	Director
João (John) M. de Figueiredo

/s/ Valerie R. Glenn	Director
Valerie R. Glenn

/s/ Barbara A. Higgins	Director
Barbara A. Higgins

/s/ James R. Kroner	Director
James R. Kroner

/s/ Michael J. McColgan	Director
Michael J. McColgan

/s/ Michael J. McSally	Director
Michael J. McSally

/s/ Jeanne L. Mockard	Director
Jeanne L. Mockard